Exhibit 5.1

Lenz & Staehelin Brandschenkestrasse 24 CH-8027 Zurich Tel: +41 58 450 80 00 Fax: +41 58 450 80 01

Route de Chêne 30
CH-1211 Geneva 6
Tel: +41 58 450 70 00
Fax: +41 58 450 70 01

Avenue de Rhodanie 40C
CH-1007 Lausanne
Tel: +41 58 450 70 00
Allwyn Entertainment AG	Fax: +41 58 450 70 01
c/o Allwyn AG Weinmarkt 9 6004 Lucerne Switzerland	www.lenzstaehelin.com

Zurich, August 9, 2022

Allwyn Entertainment AG – Registration Statement on Form F-4

Ladies and Gentlemen

We have acted as special Swiss counsel to Allwyn Entertainment AG, a stock corporation incorporated under the laws of Switzerland (the “Company”) in connection with the filing of a registration statement on Form F-4, including the prospectus set forth therein (the “Registration Statement”), initially filed with the United States Securities and Exchange Commission (the “SEC”) on May 20, 2022 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”) up to a maximum number of 106,837,600 newly issued Class B ordinary registered shares in the Company, each with a par value of CHF 0.04 (the “Registered Shares”), the newly issued warrants of the Company (the “Company Warrants”), as well as up to a maximum number of 51,013,333 newly issued Class B ordinary registered shares in the Company, each with a par value of CHF 0.04, underlying the Company Warrants (the “Warrant Registered Shares”).

Upon their registration with the competent commercial register in the Canton of Lucerne, Switzerland (the “Commercial Register”), the Registered Shares will be issued to the non-redeeming holders of Cohn Robbins Holdings Corp. (“Cohn Robbins”) Class A common stock (the “Non-Redeeming Cohn Robbins Shareholders”), according to a certain exchange ratio as described in the Business Combination Agreement (as defined below), in connection with the merger (the “Merger”) of Cohn Robbins with and into Allwyn Sub LLC, a Delaware limited liability company (“DE Merger Sub”) in accordance with and subject to the terms and conditions of the business combination agreement by and among Cohn Robbins, Allwyn AG (formerly SAZKA Entertainment AG), a stock corporation incorporated under the laws of Switzerland (“Allwyn”), the Company, Allwyn US HoldCo LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“US

Partners Zurich: Patrick Hünerwadel · Stefan Breitenstein · Matthias Oertle · Martin Burkhardt · Heini Rüdisühli · Marcel Meinhardt · Patrick Schleiffer · Thierry Calame · Beat Kühni · Lukas Morscher · Tanja Luginbühl · Prof. Jürg Simon · Matthias Wolf · Hans-Jakob Diem · Prof. Pascal Hinny · Harold Frey · Marcel Tranchet · Tino Gaberthüel · Astrid Waser · Stephan Erni · Dominique Müller · Alexander Greter · Peter Ling · Fabiano Menghini · Simone Ehrsam

Geneva: Shelby R. du Pasquier · Guy Vermeil · Mark Barmes* · François Rayroux · Jean-Blaise Eckert · Daniel Tunik · Olivier Stahler · Andreas Rötheli · Xavier Favre-Bulle · Benoît Merkt · David Ledermann · Jacques Iffland · Daniel Schafer · Miguel Oural · Fedor Poskriakov · Frédéric Neukomm · Cécile Berger Meyer · Floran Ponce · Valérie Menoud · Hikmat Maleh · Roman Graf · Sevan Antreasyan

Lausanne: Lucien Masmejan

Admitted to the Bar	* Solicitor (England & Wales)

HoldCo”), and the DE Merger Sub, a direct, wholly owned subsidiary of US HoldCo, dated as of January 20, 2022 (the “Business Combination Agreement”). In connection with such Merger, US HoldCo will issue membership interests in US HoldCo (the “US HoldCo Membership Interests”) to an exchange agent (the “Exchange Agent”), which will be acting in its own name but on behalf and for the account of Cohn Robbins and will contribute the US HoldCo Membership Interests to the Company in exchange for, inter alia, the Registered Shares that Non-Redeeming Cohn Robbins Shareholders are entitled to receive as consideration pursuant to the Business Combination Agreement. Following its receipt of the US HoldCo Membership Interests, the Exchange Agent will distribute the Registered Shares that Non-Redeeming Cohn Robbins Shareholders are entitled to receive as consideration pursuant to the Business Combination Agreement to such Non-Redeeming Cohn Robbins Shareholders.

Additionally, upon completion of the Merger and following the liquidation of the DE Merger Sub into US HoldCo, and the liquidation of US HoldCo into the Company, and upon registration with the Commercial Register, certain newly issued Class B ordinary registered shares in the Company, each with a par value of CHF 0.04 (the “Non-Registered Shares”, and together with the Registered Shares and the Warrant Treasury Registered Shares (as defined below), the “New Shares”) will be issued to, and subsequently transferred by the Exchange Agent to:

•

KKCG AG, a stock corporation incorporated under the laws of Switzerland (“KKCG”), being the majority shareholder of Allwyn, against contribution of 10,010,000 ordinary registered shares with a par value of CHF 0.01 each in Allwyn (the “Allwyn Common Shares”) to the Company through the Exchange Agent according to the terms and conditions of the Business Combination Agreement; in addition KKCG will also receive certain Class A registered shares with a par value of CHF 0.01 each (voting right shares) (Stimmrechtsaktien) in the Company (the “Class A Shares”) as well as a cash consideration;

•

certain third party investors (the “Third Party PIPE Investors”) and Cohn Robbins Sponsor LLC, a Delaware limited company (the “Cohn Robbins Sponsor”, and together with the Third Party PIPE Investors, the “PIPE Investors”) against contribution of the PIPE Investment Amount (as defined in the Business Combination Agreement) according to the terms and conditions of certain subscription agreements entered into between each PIPE Investor and the Company; and

•	the Company for no consideration to be held as treasury shares reserved for delivery under any employees’ benefit plans of the Company.

Further, at the effective time of the Merger, the then issued and outstanding Cohn Robbins warrants, namely 27,600,000 Cohn Robbins public warrants (the “Cohn Robbins Public Warrants”) and 12,373,333 Cohn Robbins private placement warrants (the “Cohn Robbins Private Placement Warrants”, and together with the Cohn Robins Public Warrants, the “Cohn Robbins Warrants”)

(whereby a number of the Cohn Robbins Private Placement warrants will be forfeited), will be converted into Company Warrants, providing the right to acquire Warrant Registered Shares. For this purpose the Company assumes Cohn Robbins’ obligations under the Cohn Robbins Warrants by way of a warrant assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”). The Warrant Registered Shares will be sourced from (i) New Shares issued to the Exchange Agent in exchange for the contribution of the US HoldCo Membership Interest and subsequently transferred to the Company for no consideration and held by the Company in treasury (the “Warrant Treasury Registered Shares”), and/or (ii) Class B ordinary registered shares in the Company, each with a par value of CHF 0.04, issued out of Conditional Share Capital (as defined below) and/or Authorized Share Capital (as defined below).

As such counsel, we have been requested to render an opinion as to certain matters of Swiss law relating to the Registered Shares and the Warrant Registered Shares.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Documents (as defined below).

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents we have deemed necessary or advisable for the purpose of rendering this opinion (collectively, the “Documents”):

(i)

an electronic copy of the Registration Statement, as filed with the SEC on August 9, 2022 constituting inter alia a prospectus of the Company for purpose of the Securities Act with respect to the Registered Shares to be issued to the Cohn Robbins Shareholders and the Company Warrants;

(ii)	an electronic copy of the executed Business Combination Agreement, filed as Annex A to the Registration Statement;

(iii)	an electronic copy of an extract from the Commercial Register dated August 9, 2022 regarding the Company, retrieved online (the “Register Extract”);

(iv)

an electronic copy of the articles of association (Statuten) of the Company, dated November 30, 2021, shown on the Register Extract as being the most recent articles of association filed with the Commercial Register (the “Articles of Association”);

(v)

a draft of the proposed new articles of association of the Company (the “New Articles”) providing for, inter alia, such conditional share capital reserved for the Company Warrants in Art. 3c in the New Articles (the “Conditional Share Capital”) and authorized share capital in Art. 3e of the New Articles (the “Authorized Share Capital”), and

(vi)

an electronic copy of the circular resolution (Zirkularbeschluss) of the board of directors of the Company (the “Board”), dated January 20, 2022 regarding, inter alia, the approval of the Business Combination Agreement and the transactions contemplated thereby.

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

2.	Assumptions

In rendering the opinion below, we have assumed:

(i)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

(ii)

all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

(iii)	all documents produced to us in draft form will be executed in the form of the draft submitted to us;

(iv)

each party to the Documents (other than the Company) is a corporation or other legal entity duly organized and validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation and/or establishment and none of the parties to the Documents (other than the Company) has passed or, until the issuance of all New Shares and the Warrant Registered Shares, will have passed a voluntary winding-up resolution; no petition has been, or, until the issuance of all New Shares and Warrant Registered Shares, will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of any party (other than the Company); and no receiver, trustee in bankruptcy, administrator or similar officer has been or, until the issuance of all New Shares and Warrant Registered Shares, will have been appointed in relation to any of the parties (other than the Company) or any of their assets or revenues;

(v)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

(vi)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

(vii)

all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or the Articles of Association, and other requirements for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(viii)

the Business Combination Agreement and the Warrant Assumption Agreement are valid, binding, and enforceable under their respective governing law and the Business Combination Agreement will have been completed at the latest concurrently with the registration of the New Shares with the Commercial Register;

(ix)

a duly convened extraordinary general meeting of shareholders of the Company (the “EGM”) will have validly resolved to, inter alia, increase the share capital of the Company through the issuance of New Shares to the Exchange Agent (acting in its own name for the account of the Cohn Robbins Shareholders, the PIPE Investors, and the Company as well as in the name and for the account of KKCG) (the “Capital Increase”);

(x)

at the date of the EGM, KKCG will own all the shares in the Company and will have in accordance with Swiss law and the Articles of Association validly waived to exercise its preferential subscription rights (Bezugsrechte) at the Capital Increase;

(xi)

following the EGM, the Exchange Agent (acting in its own name for the account of the Cohn Robbins Shareholders, the PIPE Investors, and the Company as well as in the name and for the account of KKCG) will have validly subscribed for the New Shares to be issued to it in accordance with Swiss law and Articles of Association then in effect at an issue price of CHF 0.04 per New Share;

(xii)

the Company and the Exchange Agent (acting in its own name for the account of the Cohn Robbins Shareholders and the PIPE Investors as well as in the name and for the account of KKCG) will have entered (or caused authorized signatories to enter) into a valid and binding contribution-in-kind agreement regarding the US HoldCo Membership Interests (the “Contribution-in-kind Agreement”) and contribution/acquisition-in-kind agreement of the Allwyn Common Shares;

(xiii)

the Exchange Agent (acting in its own name for the account of the Cohn Robbins Shareholders) will have become the owner of the US HoldCo Membership Interests upon the Merger having been declared effective in accordance with applicable law;

(xiv)	prior to the Capital Increase, the Exchange Agent (acting in the name and for the account of KKCG) will be in possession of the Allwyn Common Shares;

(xv)	prior to the Capital Increase, the Exchange Agent (acting in its own name for the account of the PIPE Investors) will be have become the owner of the PIPE Investment Amount;

(xvi)

the Exchange Agent will have paid the issue price of the New Shares by effecting valid transfer of title to and unrestricted ownership of the US HoldCo Membership Interests to the Company in accordance with Swiss law and according to the terms and conditions of the Contribution-in-kind Agreement;

(xvii)

the Board will have established and validly approved the capital increase report (the “Capital Increase Report”) according to Article 652e of the Swiss Code of Obligations (the “CO”) regarding, inter alia, the nature and condition of the US HoldCo Membership Interests and the appropriateness of the valuation thereof, and a specially appointed licensed auditor will have issued its written audit confirmation according to Article 652f CO that the Capital Increase Report is complete and accurate;

(xviii)

a duly convened meeting of the Board will have made all the determinations and the ascertainment regarding the valid issuance of the New Shares and adopted the respective resolution to amend the Articles of Association according to Article 652g CO (Feststellungs- und Statutenänderungsbeschluss) (the “Board Ascertainment Resolution”);

(xix)

the Board will have filed an application regarding the registration of the Capital Increase together with all documentation required by Swiss law with the Commercial Register and the Commercial Register will have approved and registered with the Commercial Register the Capital Increase and the New Shares;

(xx)	the Board will have entered the newly issued New Shares in the Company’s book of uncertificated securities (Wertrechtebuch);

(xxi)	the Registered Shares will be held by the Depositary Trust Company (or its nominee) as shareholders of record following their issuance;

(xxii)

the EGM, will have validly resolved to, inter alia, (i) create the Conditional Share Capital, (ii) create the Authorized Share Capital, and accordingly (iii) adopt the New Articles, subject to the notarization of the Board Ascertainment Resolution and such Board Ascertainment Resolution will have been validly notarized in Switzerland, and further subject to such New Articles having been filed and registered with the Commercial Register;

(xxiii)

the Board will have validly resolved to issue the Company Warrants in compliance with Swiss law, the New Articles, the Warrant Assumption Agreement, and the Swiss warrant agency agreement with a Swiss bank, acting as Swiss warrant agent in connection with the issuance of Warrant Registered Shares upon exercise of Company Warrants from the Conditional Share Capital (the “Swiss Warrant Agency Agreement”); and

(xxiv)

if and to the extent Warrant Registered Shares will be issued out of Conditional Share Capital and/or Authorized Share Capital, the nominal value for such Warrant Registered Shares will have been fully paid in.

3.	Opinion

Based on the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (2.) and the qualifications set out below (4.), we are of the opinion that:

1.	the Company is a stock corporation (Aktiengesellschaft) validly existing under the laws of Switzerland;

2.

the Registered Shares, if and when issued by the Company pursuant to and in the manner described in the Registration Statement, in accordance with Swiss law and the Articles of Association, and registered with the Commercial Register, and entered into the Company’s book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by the sole reason of them being holder of the Registered Shares);

3.

the Warrant Registered Shares, if and when issued by the Company, in accordance with Swiss law, the New Articles, the Warrant Assumption Agreement, and the Swiss Warrant Agency Agreement, and registered with the Commercial Register, and entered into the Company’s book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by the sole reason of them being holder of the Warrant Registered Shares).

4.	Qualifications

The above opinion is subject to the following qualifications:

(i)	We express no opinion on the matters covered herein with respect to any laws other than the laws of Switzerland in effect on the date hereof.

(ii)

In this opinion, Swiss legal concepts are expressed in the English language and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

(iii)

The exercise of voting rights and rights related thereto with respect to any New Shares is only permissible after registration of the holder in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations and restrictions provided in, Swiss law and the Company’s articles of association as in effect at that point in time.

~~(~~iv)

We express no opinion as to whether the Registration Statement is accurate, true, correct, ~~c~~omplete or not misleading. In particular, and without limitation to the foregoing, we express no opinion on whether the Registration Statement provides sufficient information for investors to reach an informed assessment of the Company, any companies within the Company’s consolidation perimeter and the New Shares.

(v)

The Authorized Share Capital available for the issuance of Warrant Registered Shares contained in the New Articles, if and when approved by the EGM and registered with the Commercial Register, will authorize the Board to issue up to such number of Warrant Registered Shares as stated in the New Articles until two years after the date of the EGM. The issuance of Warrant Registered Shares in excess of such maximum amount or after expiry of the two years period from the EGM, will require an amendment of the New Articles by way of a resolution of a duly convened general meeting of shareholders of the Company. The Conditional Share Capital contained in the New Articles, if and when approved by the EGM and registered with the Commercial Register, will permit the Company to issue up to such number of Warrant Registered Shares as stated in the New Articles upon exercise of the Company Warrants. The issuance of Warrant Registered Shares in excess of such maximum amount or the issuance of Warrant Registered Shares in connection with such Company Warrants in connection with Company Warrants outside of the scope of the Conditional Share Capital described in Art. 3c of the New Articles will require an amendment of the New Articles by way of a resolution of a duly convened general meeting of the shareholders of the Company.

(vi)

The Conditional Share Capital provided for the Company Warrants can under Swiss law only be used if the holder, at the time of the issuance of the Company Warrants, was also a shareholder of the Company. If it cannot be established that the holder of the Company Warrants was a shareholder of the Company at the time of assumption of the Company Warrants issuance obligation of the Company, the issuance of the Warrant Registered Shares upon exercise of such Company Warrant must be conducted out of the Authorized Share Capital. This includes the listed Company Warrants in relation to which Warrant Registered Shares can only be issued from Authorized Share Capital.

(vii)

We express no opinion as regards compliance with Swiss law and the New Articles of the withdrawal of the preferential subscription rights (Bezugsrechte) of the Company’s shareholders in connection with the issuance of Warrant Registered Shares.

(viii)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter as well as to tax matters.

(ix)

The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

(x)	We express no opinion on the issuance of the Non-Registered Shares nor of the Class A Shares.

(xi)

We express no opinion on the issuance of shares for other purposes out of the Authorized Share Capital or for the issuance of shares out of conditional share capital provided for employee share plans and convertible debt instruments.

* * * * *

We have issued this opinion as of the date hereof, and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

This legal opinion is addressed to the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the captions “Legal Matters” and “Enforcement of Judgements” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. This legal opinion is strictly limited to the matters stated in it and does not apply to implications or other matters.

This legal opinion is furnished by us, as special Swiss legal counsel, to the Company, in connection with the filing of the Registration Statement. Without our prior written consent it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US Securities laws.

Any reliance on this legal opinion is limited to the legal situation existing at the date of this legal opinion, and we shall be under no obligation to advise you on or to amend this legal opinion to reflect any changes in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising thereunder will be governed by the laws of Switzerland.

Yours sincerely,

Lenz & Staehelin

/s/ Patrick Schleiffer